Exhibit 8.1

September 2, 2009

American Medical Systems Holdings, Inc.

10700 Bren Road West

Minnesota, Minnesota 55343

Re:	American Medical Systems Holdings, Inc. Offer to Exchange Up To $250,000,000 Aggregate Principal Amount of 4.00% Convertible Senior Subordinated Notes Due 2041 For An Equal Amount of Outstanding 3.25% Convertible Senior Subordinated Notes due 2036

Ladies and Gentlemen:

We have acted as special tax counsel to American Medical Systems Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of (i) up to $250,000,000 aggregate principal amount of 4.00% Convertible Senior Subordinated Notes due 2041 (the “Notes”) and the guarantees of the Notes (the “Guarantees”) by American Medical Systems, Inc., AMS Sales Corporation, AMS Research Corporation and Laserscope (the “Guarantors”), convertible into common stock, $0.01 par value, of the Company (the “Common Stock”), under an Indenture, including the Guarantees, in the form filed as an exhibit to the Registration Statement (as herein defined) (collectively, the “Indenture”) among the Company, the Guarantors, and U.S. Bank National Association, as trustee, which Notes are to be offered in exchange for the Company’s outstanding 3.25% Convertible Senior Subordinated Notes due 2036 and (ii) up to 12,882,946 shares of Common Stock issuable upon conversion of the Notes based on an initial conversion rate of 19.4055 shares per $1,000 principal amount of the Notes (which represents a maximum amount of shares issuable per $1000 principal amount of the Notes absent any adjustment to the conversion rate pursuant to the terms of the Notes), each pursuant to a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on August 14, 2009 (Registration No. 333-161349) (as amended as of the date hereof, the “Registration Statement”).

In rendering our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and related prospectus (the “Prospectus”), the Indenture and such other agreements and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. For purposes of our opinion, we have assumed timely compliance by the parties to the agreements we have reviewed in connection with the transaction covered hereby, and the accuracy of the representations with respect to factual matters provided or to be provided by such parties pursuant to such agreements.

American Medical Systems Holdings, Inc.

September 2, 2009

In rendering our opinion, we have examined the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, judicial decisions, legislative history and such other authorities as we have deemed appropriate, all as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities on which our opinion is based are subject to change, and such changes could apply retroactively. We express no opinion as to any laws other than the federal income tax laws of the United States of America as of the date hereof.

Based on such facts and subject to the qualifications, assumptions and limitations set forth herein and in the Prospectus, we hereby confirm that the statements in the Prospectus under the heading “United States Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions thereto, constitute accurate summaries of the matters described therein in all material respects.

The foregoing opinion and the discussion contained in the Prospectus under the heading “United States Federal Income Tax Consequences” represent our conclusions as to the application of existing law as of the date hereof. Our opinion is not binding on the Internal Revenue Service or the courts and the Internal Revenue Service may assert contrary positions or the law (including the interpretation thereof) may change, possibly retroactively. Accordingly, our opinion is not a guarantee that our conclusions will be upheld if challenged. We express no opinion either as to any matter not specifically covered by the foregoing opinion or as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

Any change in applicable law, which may change at any time, or a change in the facts, documents or agreements upon which our opinion is based and upon which we have relied, may affect the validity of the foregoing opinion. This firm undertakes no obligation to update this opinion in the event that there is a change in the legal authorities, facts, documents or agreements upon which this opinion is based.

This opinion is for your benefit in connection with the Registration Statement and is furnished to you upon the understanding that we are not hereby assuming professional responsibility to any other person whatsoever. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent in each instance, except that this opinion may be relied upon by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ LATHAM & WATKINS LLP